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                 [Letterhead of BLANK ROME COMISKY & McCAULEY]







                                  May 7, 1997


Commonwealth Income & Growth Fund III
1160 West Swedesford Road
Suite 340
Berwyn, PA  19312

Gentlemen:

      We have acted as counsel to Commonwealth Income & Growth Fund III, a Pennsylvania limited partnership (the "Partnership"), in connection with the preparation of a Registration Statement on Form S-1 filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Partnership of up to 750,000 Units of limited partnership interests (the "Units").

      Although as counsel to the Partnership we have advised the Partnership in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Partnership engaged or its day-to-day operations.

      In rendering this opinion, we have examined such records, certificates and other documents that we have deemed necessary or appropriate for purposes of this opinion. Our opinion is qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion we have assumed (i) compliance with all other laws, including federal laws and (ii) compliance with all Pennsylvania securities and antitrust laws.

      Based upon and subject to the limitations stated herein, it is our opinion that the Units which are being offered and sold by the Partnership pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable, except that in accordance with Pennsylvania law, a
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BLANK ROME COMISKY & McCAULEY

Commonwealth Income & Growth Fund III
May 7, 1997
Page 2


Limited Partner may, under certain circumstances, be required to return to the Partnership amounts previously distributed to him and a Limited Partner who participates in the control of the business of the Partnership may be liable to persons who transact business with the Partnership reasonably believing based upon the conduct of the Limited Partner that the Limited Partner is a general partner of the Partnership.




      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                    Very truly yours,



                                    /s/ Blank Rome Comisky & McCauley
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                                    BLANK ROME COMISKY & McCAULEY